                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 8-K/A
                                Amendment No. 1

                                CURRENT REPORT
                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

               Date of Report (Date of Earliest Event Reported):
                                November 2, 2000

                        Commission File number 000-25829

                             PORTAL SOFTWARE, INC.
             (Exact name of Registrant as specified in its charter)


      Delaware                                              77-0369737
      --------                                              ----------
   (State or Other Jurisdiction of         (I.R.S. employer identification no.)
    Incorporation or Organization)


                            10200 South DeAnza Blvd
                          Cupertino, California 95014
                          ---------------------------
         (Address of principal executive offices, including zip code)

                                (408) 572-2000
                                --------------
             (Registrant's telephone number, including area code)

                             PORTAL SOFTWARE, INC.
                                   FORM 8-K/A

                                AMENDMENT NO. 1


                                     INDEX


Item 2: Acquisition or Disposition of Assets                                  3

Item 7: Financial Statements, Pro Forma Financial Information and Exhibits

    (a) Financial Statements of SOLUTION42 AG                                 3

    (b) Pro Forma Financial Information                                      24

    (c) Exhibits                                                             29

Signatures                                                                   30

Exhibit Index                                                                31

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

On November 13, 2000, Portal Software, Inc., ("Portal") filed a Current Report on Form 8-K reporting Portal's acquisition of Solution42 AG, a German company, which Current Report is incorporated herein by this reference. Under Item 7 of such Current Report, Portal undertook to file the financial information required by Item 7 (a) and Item 7 (b) of Form 8-K by amendment to such Current Report within the time proscribed in Item 7. Set forth below as part of this Amendment No. 1 to the Current Report is such financial information required by Item 7 (a) and Item 7 (b) of Form 8-K.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)       FINANCIAL STATEMENTS OF SOLUTION42 AG

                       REPORT OF INDEPENDENT ACOUNTANTS

The Board of Directors and the Shareholders of SOLUTION42 AG:

We have audited the accompanying combined balance sheets of SOLUTION42 AG ("Solution42") as of December 31, 1999 and 1998, and the related combined statements of income, net assets, and cash flows for each of the years then ended. These combined financial statements are the responsibility of Solution42's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Solution42 as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprufungsgesellschaft

Hamburg,
September 15, 2000
except for notes 15 and 16
which are as of Decmber 15, 2000

                                 Solution42
                 COMBINED BALANCE SHEETS AS OF DECEMBER 31,
                             (USD; in thousands)


                                                                           1999                                       1998
                                                                 ---------------------------         ----------------------------
Assets
Current assets
  Cash and cash equivalents...............................       $                       651         $                        846
  Trade accounts receivable, net of allowance for
   doubtful accounts of $50 and $7 as of December 31, 1999
   and 1998, respectively.................................                             1,520                                  942
  Work-in-process.........................................                                66                                   63
  Deferred tax assets.....................................                                 0                                    2
  Other current assets....................................                                54                                   26
                                                                 ---------------------------         ----------------------------
          Total current assets............................                             2,291                                1,879
  Software, net...........................................                               278                                  240
  Property and equipment, net.............................                             2,554                                1,834
  Investment in affiliate.................................                                56                                   29
  Other assets............................................                                65                                   20
                                                                 ---------------------------         ----------------------------
Total assets..............................................       $                     5,244         $                      4,002
                                                                 ===========================         ============================


Liabilities and combined net assets
Current liabilities
  Current portion of borrowings...........................                                19                                   15
  Trade accounts payable..................................       $                       453         $                        316
  Amounts due to related parties..........................                                48                                  105
  Current portion of lease liabilities....................                                25                                    2
  Deferred tax liabilities................................                                 4                                   46
  Income tax liabilities..................................                               254                                  106
  Deferred revenue........................................                               280                                   23
  Other liabilities and accrued expenses..................                               476                                  369
                                                                 ---------------------------         ----------------------------
           Total current liabilities......................                             1,559                                  982

Noncurrent liabilities
  Borrowings, net of current portion......................                             1,973                                1,178
  Loans from related parties..............................                               770                                  895
  Lease liabilities, net of current portion...............                                27                                    3
  Deferred tax liabilities................................                                23                                   22
  Minority interest.......................................                                13                                    0
Commitments (see note 14).................................                                --                                   --
Combined net assets.......................................                               879                                  922
                                                                 ---------------------------         ----------------------------
Total liabilities and combined net assets.................       $                     5,244         $                      4,002
                                                                 ===========================         ============================

    The accompanying notes are an integral part of the combined financial statements.


                                                            Solution42
                                                   COMBINED STATEMENTS OF INCOME
                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                        (USD; in thousands)



                                                                            1999                            1998
                                                                 --------------------------       ------------------------
Revenues:
  Services................................................           $                8,314           $              3,563
  License fees............................................                            1,456                          1,164
                                                                 --------------------------       ------------------------
      Total revenues......................................                            9,770                          4,727
                                                                 --------------------------       ------------------------
Cost of services..........................................                           (6,419)                        (2,885)
Selling and marketing expenses............................                             (962)                          (338)
General and administrative expenses.......................                             (793)                          (378)
Research and development expenses.........................                           (1,221)                          (282)
                                                                 --------------------------       ------------------------
Operating income..........................................                              375                            844
Other income, net.........................................                               25                              5
Interest income...........................................                               11                              6
Interest expense..........................................                             (140)                           (41)
                                                                 --------------------------       ------------------------
Income before income taxes, equity in income of affiliate
 and minority interest....................................                              271                            814

Income taxes..............................................                             (144)                          (162)
Equity in income of affiliate.............................                               45                             13
Minority interest.........................................                               92                              0
                                                                 --------------------------       ------------------------
Net income................................................       $                      264       $                    665
                                                                 ==========================       ========================

    The accompanying notes are an integral part of the combined financial statements.

                                  Solution42
                       COMBINED STATEMENTS OF CASH FLOWS
                       FOR THE YEARS ENDED DECEMBER 31,
                              (USD; in thousands)

                                                                         1999                             1998
                                                                     -----------                     -----------
 Net income......................................................      $   264                         $   665
 Adjustments to reconcile net income to net cash
 provided by operating activities
   Depreciation and amortization.................................          472                             200
   Loss on disposal of fixed assets..............................            1                               7
   Equity in income of affiliate.................................          (45)                            (13)
   Deferred taxes................................................          (32)                             61
   Minority interest.............................................          (92)                              0
    Changes in operating assets and liabilities
    Work-in-process..............................................          (13)                            (42)
    Trade accounts receivable....................................         (753)                           (764)
    Amounts due to or due from related parties-operating portion.          (50)                             99
    Trade accounts payable.......................................          192                             246
    Other assets and other liabilities...........................          576                             439
    Other........................................................           13                               0
                                                                     -----------                     -----------
     Net cash provided by operating activities...................          533                             898
                                                                     -----------                     -----------

  Purchase of fixed assets
    Software.....................................................         (173)                           (243)
    Property and equipment.......................................       (1,326)                         (1,880)
  Investment in affiliate........................................            0                             (14)
  Proceeds from sale of fixed assets.............................            3                               0
                                                                     -----------                     -----------
     Net cash used in investing activities.......................       (1,496)                         (2,137)
                                                                     -----------                     -----------


  Proceeds from borrowings.......................................        1,755                           1,189
  Repayments of borrowings.......................................         (788)                              0
  Loans from related parties.....................................            0                             547
  Contributions from minority shareholders.......................          108                               0
  Dividends paid.................................................         (181)                              0
  Principal payments under capital lease obligations.............          (22)                             (1)
                                                                     -----------                     -----------
     Net cash provided by financing activities...................          872                           1,735
  Effect of foreign currency translation on cash.................         (104)                             76
  Change in cash and cash equivalents............................         (195)                            572
  Cash and cash equivalents at beginning of year.................          846                             274
                                                                     -----------                     -----------
  Cash and cash equivalents at end of year.......................      $   651                         $   846
                                                                     ===========                     ===========

    The accompanying notes are an integral part of the combined financial statements.

                                  Solution42
                       COMBINED STATEMENTS OF NET ASSETS
                              (USD; in thousands)

                                                                                                       Accumulated
                                                                                                          other
                                                                                    Accumulated       comprehensive
                                                                   Contributions      earnings            income       Combined
                                                                     from owners      (deficit)           (loss)       Net Assets
                                                                   --------------- -------------      -------------  ------------
Balance as of December 31, 1997..................................      $     247     $     (35)         $       (1)   $    211

Comprehensive income:
  Net income.....................................................             --           665                  --
  Other comprehensive income:
    Foreign currency translation adjustment......................             --            --                  46
                                                                       ---------     ---------          ----------    --------
  Total comprehensive income.....................................             --           665                  46         711
                                                                       ---------     ---------          ----------    --------
Balance as of December 31, 1998..................................            247           630                  45         922

Comprehensive income:
  Net income.....................................................             --           264                  --
  Other comprehensive income:
   Foreign currency translation adjustment.......................             --            --                (126)
                                                                       ---------     ---------          ----------    --------
  Total comprehensive income............................................      --           264                (126)        138
  Dividends......................................................             --          (181)                 --        (181)
                                                                       ---------     ---------          ----------    --------
Balance as of December 31, 1999..................................      $     247     $     713          $      (81)    $   879
                                                                       =========     =========          ==========     =======

    The accompanying notes are an integral part of the combined financial statements.

                                  Solution42
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (USD; in thousands, except as otherwise stated)


1   ORGANIZATION AND FORMATION

SOLUTION42 AG ("Solution42") was incorporated on July 26, 2000 when Solution42 IT-Systems & Consulting GmbH & Co. KG was transformed from a limited partnership to a corporation and changed its name to SOLUTION42 AG. In connection with the legal reorganization, Solution42 purchased all shares of its then general partner, an entity named Verwaltung Solution 42 IT-Systems & Consulting GmbH, in exchange for cash equal to the capital contributed by the shareholders to the general partner. In 1999, Solution42 also received a contribution from its limited partners consisting of all interests in Estate42 GbR, a partnership that owned the real estate used by Solution42.

Solution42, its former general partner and Estate42 were all owned by the same individuals with each individual owning the same proportionate interest in each of the entities. Since all entities have been under common control of the same owners, the financial statements of Solution42 combine all operations which are owned by SOLUTION42 AG when the legal reorganization was completed.

2   DESCRIPTION OF BUSINESS

Solution42 develops and markets customer care & billing (CC&B) software for the European telecommunications market. CC&B software products involve software for the processing and management of customer data in the telecommunications area. Solution42 also offers consulting and other services necessary for the implementation and maintenance of such software, as well as services in the billing and customer mediation area. Customized solutions are developed on the basis of two platforms in the areas of rating, interconnect-billing, end customer-billing and customer analysis as well as service provisioning, event collection and number portability. The main feature of Solution42's products and services is the availability of integrated solutions from a single source. Customers of Solution42 include network operators and service providers.

3   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of presentation and combination

The accompanying combined financial statements of Solution42 have been prepared in accordance with United States Generally Accepted Accounting Principles ("US GAAP") and on a basis which reflects the combined results of operations, financial position, cash flows and changes in combined net assets of Solution42.

The combined financial statements of Solution42 include all entities of which SOLUTION42 AG has legal or effective control. An investment in an affiliated entity over which Solution42 has a significant influence but less than a controlling interest is accounted for under the equity method.

All balances and transactions between combined businesses have been eliminated for purposes of the combined financial statements.

The combined financial statements are reported in US dollars.

(b)  Cash and cash equivalents

Cash equivalents are considered to be all highly liquid, low-risk debt instruments with an original maturity at the date of purchase of three months or less.

(c)  Property and equipment

Property and equipment, as well as software, are recorded at cost, net of accumulated depreciation and amortization. The historical cost is depreciated on a straight-line basis over the expected useful lives. Leased equipment, whose economic

                                  Solution42
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (USD; in thousands, except as otherwise stated)


ownership lies with Solution42, is capitalized at the present value of the minimum lease payments. The present value of the corresponding payment obligations is recorded as a liability.

The expected useful lives are as follows:

--------------------------------------------------------------------------------
                                                      Useful lives
                                                        in years
--------------------------------------------------------------------------------
 .  Buildings                                               25
 .  Office equipment                                    4 - 10
 .  Leased equipment                                  Lease term
--------------------------------------------------------------------------------

(d)   Impairment

Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", requires that intangible assets and property, plant and equipment be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset will no longer be recovered by future cash flows expected to result from the use of the asset. No impairment losses were recorded in 1999 and 1998.

(e)   Revenue recognition

Solution42 generates revenue from the licensing of software products, from the implementation of software solutions, from consulting and support services, and from the operation of its own or third party products (outsourcing of services).

Revenue from software licensing is recognized at the time delivery has occurred provided (i) the license fees are fixed or determinable; (ii) persuasive evidence of an agreement exists; and (iii) the collectibility of the license fees is probable.

If services are rendered in connection with the sale of software licenses, those services are evaluated whether they are essential to the functionality of the software. Services involving significant implementation and customization of the software are considered essential to the functionality of the software. Revenues under such agreements are recognized when Solution42's contractual obligations have been completed.

Revenues under license agreements, with license fees dependent on the achievement of certain performance criteria, are recognized when the performance criteria are met and the related payments are due.

Maintenance revenues are recognized over the period of the maintenance services rendered. Revenues are based on contractual provisions or, if the support is provided free of charge, on the fair value of such a service in proportion to the fair value of the software. Deferred maintenance revenues are reported under the caption "Deferred revenues".

Advances from customers for software licenses or for services, for which the respective services have not yet been completed, are reported under the caption "Deferred revenues".

(f)   Advertising

Solution42 expenses advertising costs as incurred. Advertising expense for the years ended December 31, 1999, and 1998 was approximately $183 and $134, respectively.

                                  Solution42
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (USD; in thousands, except as otherwise stated)

(g)   Research and development

Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed", requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the product development process, technological feasibility is established upon the completion of a working model. Capitalized software development costs are amortized straight-line over the expected useful life of three years beginning when the software is available for general release to the public.

Software acquired that is used in the software development process is capitalized only if the software can be alternatively used in the programming of customized software solutions. Acquired software is amortized straight-line over the expected useful life of four years.

(h)   Income taxes

Income taxes are recorded in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In assessing the realizability of deferred tax assets it is considered whether it is more likely than not that some portion or all of the future tax benefits will not be realized.

(i)   Foreign currency

For purposes of the accompanying combined financial statements, the reporting currency is the US dollar. The functional currency is the local currency of the country in which the entity is located.

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date, and revenue, costs and expenses are translated at average rates of exchange in effect during the year. Translation gains and losses are reported within accumulated other comprehensive income
(loss) as a separate component of the combined net assets.

(j)   Comprehensive income

Comprehensive income is comprised of net income and other comprehensive income
(loss), which includes certain changes in the combined net assets that are excluded from net income. Comprehensive income for the two years ended December 31, 1999 has been disclosed in the combined statements of net assets.

(k)   Estimates and assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and the accompanying notes. Actual results can differ materially from the amounts resulting from the estimates and assumptions.

(l)   Recently issued accounting standards

In June 1998, the Financial Accounting Standards Board (FASB) issued "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. In June 1999, the FASB deferred the effective date of SFAS 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 by issuing SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133,

                                  Solution42
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (USD; in thousands, except as otherwise stated)

an Amendment of FASB Statement No. 133. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133". SFAS 138 amends SFAS 133 by expanding the definition of permissible hedging activities. As Solution42 does not have any derivatives, Solution42 expects that the adoption of SFAS 133 will not have an impact on its financial position or results of operations.

On December 3, 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 summarizes certain staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. On March 24, 2000, the SEC issued SAB No. 101A which amends the transition guidance for SAB 101, allowing companies to report the effect of the applied accounting requirements as a change in accounting principle in accordance with APB Opinion No. 20, "Accounting Changes". On June 26, 2000, the SEC issued SAB 101B which delays the implementation date of SAB 101 until no later than the fourth quarter of fiscal years beginning after December 15, 1999. Management of Solution42 expects to adopt SAB 101 during 2000. Management is reviewing the provisions of SAB 101 to determine their impact, if any, on Solution42's financial statements and does not expect that the adoption of SAB 101 will have any impact on Solution42's financial position or results of operations.

4   SOFTWARE

Software consists of the following as of December 31:

                                               1999                 1998
                                             --------             --------
Acquired software                              $ 173                $  84
Internally developed software                    208                  169
                                               -----                -----
                                                 381                  253
Less:  Accumulated amortization                 (103)                 (13)
                                               -----                -----
                                               $ 278                $ 240
                                               =====                =====

Amortization expense was $97 and $12 for 1999 and 1998, respectively. Amortization for internally generated software amounted to $63 and $0 in 1999 and 1998, respectively.

5   PROPERTY AND EQUIPMENT

As of December 31, property and equipment consist of the following:

                                               1999                 1998
                                             --------             --------
Land and buildings                            $1,951               $1,237
Office equipment                               1,055                  793
Leased equipment                                  74                    7
                                              ------               ------
                                               3,080                2,037
Less:  Accumulated depreciation                 (526)                (203)
                                              ------               ------
                                              $2,554               $1,834
                                              ======               ======

Depreciation expense was $375 and $188 for 1999 and 1998, respectively.

                                  Solution42
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (USD; in thousands, except as otherwise stated)

6   INVESTMENT IN AFFILIATE

Solution42 owns 51% of the share capital of connection42 Telecommunication - Planning & Consulting GmbH ("connection42"), a telecommunication consultancy, which was formed in March 1998.

Under the terms of connection42's bylaws, control of connection42 did not rest with Solution42 because the minority shareholder had substantial participating rights related to the operations of connection42. In addition, the minority shareholder is entitled to 75% of connection42's earnings. Therefore, Solution42 accounted for its investment in connection42 using the equity method of accounting.

The following is the aggregate financial information of connection42:

                                               1999                 1998
                                             --------             --------
Results of operations:
----------------------
Revenues                                       $ 659                $ 237
Operating income                                 338                   99
Net income                                       181                   53

Financial position :
--------------------
Current assets                                   418                  134
Noncurrent assets                                 39                   18
Current liabilities                              242                   64
Equity                                           215                   88

7   BORROWINGS

As of December 31, borrowings outstanding included:

                                                                 1999                      1998                   Interest Rate
                                                       ---------------------      --------------------      ----------------------
Mortgage loan, due in 2010                                      $ 757                      $ --                      4.45%
Mortgage loan, due in 2011                                        665                        --                      4.45%
Term loan, payable in monthly installments until 2015             326                       394                      5.10%
Term loan, payable in monthly installments until 2024             244                        --                      4.88%
Credit line                                                        --                       799                      4.45%
                                                       ---------------------      --------------------
                                                                1,992                     1,193
Less current maturities                                           (19)                      (15)
                                                       ---------------------      --------------------
                                                              $ 1,973                   $ 1,178
                                                       =====================      ====================

The mortgage loans are guaranteed by a government organization, bear fixed interest and place restrictions on the transfer of the property and changes in Solution42's ownership. The interest rates on the term loans are fixed until 2008 and 2009, respectively.

As of December 31, 1998, a credit line in the amount of $799, used as a bridge finance for the acquisition of property, was recorded as a noncurrent liability due to the subsequent refinancing of the overdraft by a noncurrent loan at the beginning of 1999.

                                  Solution42
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (USD; in thousands, except as otherwise stated)

The loans are secured by the property.

Payments due under the loan agreements during each of the five years subsequent to December 31, 1999 are as follows:

     2000                                          $ 19
     2001                                            20
     2002                                            21
     2003                                            22
     2004                                            23

These payments do not include any amounts due for loans from related parties (see Note 13).

As of December 31, 1999, unused credit lines of $257 were available to Solution42.

8   OTHER LIABILITIES AND ACCRUED EXPENSES

As of December 31, other liabilities and accrued expenses are comprised as follows:

                                                   1999               1998
                                             ---------------    ---------------

Amounts due to employees                          $ 167              $  55
VAT and other non-income tax liabilities            164                238
Social security tax                                  95                 62
Other                                                50                 14
                                             ---------------    ---------------
Total                                             $ 476              $ 369
                                             ===============    ===============

9   INCOME TAXES

Prior to the transformation of Solution42 to a corporation, it was a limited partnership. As such, it was not subject to federal income taxes in Germany. Solution 42 became a taxable entity upon the change in legal form in 2000. Had Solution42 been a corporation in all periods presented, it would have been subject to corporate income tax, solidarity surcharge and local trade tax on income. The corporate income tax rate on undistributed profits for corporations was 40% in 1999 and 45% in 1998 which is reduced to 30% if profits are distributed. In addition, the solidarity surcharge is levied on the corporate income tax at a rate of 5.5%. Unaudited pro forma income tax expense for 1999 and 1998 would have been $198 and $411, respectively.

Solution42 generated $448 and $814 in 1999 and 1998, respectively, of income before income taxes, equity in earnings of affiliate and minority interest in Germany.

                                  Solution42
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (USD; in thousands, except as otherwise stated)

Income taxes relate exclusively to Germany, and are as follows:

                                            1999                     1998
                                      ---------------         ---------------

Current income taxes                       $(176)                    $(101)
Deferred taxes                                32                       (61)
                                      ---------------         ---------------
                Total                      $(144)                    $(162)
                                      ===============         ===============

Deferred tax assets and (liabilities) arise for the following items:

                                                  1999              1998
                                            ----------------   ---------------

Tax loss carry forwards                           $  54             $   2
Deferred revenues                                    35                 0
Trade accounts receivable                             4                16
Trade accounts payable                                3                 0
                                            ----------------   ---------------
Gross deferred tax assets                            96                18
Less valuation allowance                            (54)                0
                                            ----------------   ---------------
Net deferred tax assets                              42                18


Other liabilities and accrued expenses               36                19
Internally developed software                        19                21
Work in process                                       6                 0
Deferred revenues                                     0                21
Other                                                 8                23
                                            ----------------   ---------------
Deferred tax liabilities                             69                84
                                            ----------------   ---------------
Net deferred tax liabilities                      $  27             $  66
                                            ================   ===============

The tax loss carry forward for the Spanish subsidiary incurred in 1999 can be carried forward for ten years and is not subject to any restrictions with respect to its usability except it can only be used to offset future income from the Spanish subsidiary. Since its formation, the Spanish subsidiary has not generated any taxable income and does not expect to generate income for the next years. The realizability of the loss carry forward will depend on the ability of the subsidiary to generate sufficient income from the commercial use of Solution42's products in Spain. Management therefore assessed that a valuation allowance is required for tax benefits whose realization is contingent upon reaching these goals.

The amounts of the deferred tax assets and liabilities are as follows:

                                            1999                    1998
                                     ----------------        ----------------

Deferred tax assets
-------------------
Current                                    $  42                   $  18

Deferred tax liabilities
------------------------
Current                                       46                      62
Noncurrent                                    23                      22
                                     ----------------        ----------------
Total                                         69                      84
                                     ----------------        ----------------
   Net deferred tax liabilities            $  27                   $  66
                                     ================        ================

                                  Solution42
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (USD; in thousands, except as otherwise stated)

The following differences between the effective income tax rate and the expected partnership income tax rate of zero, relate to the years 1999 and 1998.

                                     1999                 1998
                                  -----------         -----------

Expected income taxes             $        --          $       --
Local income taxes                       (143)               (163)
Tax rate differential                      54                  (1)
Change in valuation allowance             (54)                  0
Other                                      (1)                  2
                                  -----------         -----------
   Actual income taxes            $      (144)         $     (162)
                                  ===========         ===========

10  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, current receivables and payables, noncurrent liabilities to related parties and lease obligations approximates the fair value.

The fair value of loans equals the present value of the cash flows based on the prevailing market interest rates for the corresponding terms of the loans as of December 31, 1999. The fair value of these liabilities as of December 31, 1999 amounts to $1,830.

The carrying amount of the loans from related parties as of December 31, 1999 approximates their fair value.

11  SUPPLEMENTARY INFORMATION ON THE COMBINED STATEMENTS OF CASH FLOWS

                                           1999                   1998
                                      ---------------        ---------------

Interest paid                              $ 86                    $ 2
Income taxes paid                             4                      0

Capital lease transactions                   76                      6


12  GEOGRAPHIC INFORMATION AND CONCENTRATION OF CREDIT RISK

Non-German revenues amounted to $66 and $14 in 1999 and 1998, respectively.

Three customers generated 72.5% and 60.4% of total revenues in 1999 and 1998, respectively, as follows:

                              1999                    1998
                         ---------------         -------------
                               %                       %

Customer A                    31.2                    19.1
Customer B                    23.3                    18.0
Customer C                    18.0                    23.3

Trade accounts receivables from these customers amounted to 67.5% and 71.2% of the total trade accounts receivables as of December 31, 1999 and 1998, respectively.

                                  Solution42
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (USD; in thousands, except as otherwise stated)

13   TRANSACTIONS WITH RELATED PARTIES

On November 19, 1997, Solution42 was granted an unsecured loan of $826 by a related party. Borrowings under the agreement were made in three installments as of December 31, 1997, March 31, 1998 and June 30, 1998. Interest is charged at 6 % p.a. and is due annually. Repayment of the loan will begin June 30, 2002 in four equal annual installments.

The following table summarizes the transactions and balances with related parties:

                                             1999                    1998
                                          -----------             ----------
Balance sheets
Other current assets                          $   7                   $  0
Amounts due to related parties                   48                    105
Loans from related parties                      770                    895

Statements of income
Interest expense                              $  49                   $ 38


14   COMMITMENTS

As of December 31, 1999, lease commitments are as follows:

                                           operating                capital
                                             leases                 leases
                                          -----------             ----------

2000                                          $  55                   $ 27
2001                                             53                     25
2002                                              7                      3
2003                                              0                      0
2004 and thereafter                               0                      0
                                          -----------             ----------

Total                                         $ 115                     55
                                          ===========

Less: Interest                                                          (3)
                                                                  ----------
Carrying amount of lease liabilities                                  $ 52
                                                                  ==========

Rental expense amounted to $52 and $64 in 1999 and 1998, respectively.

15   SUBSEQUENT EVENTS

On May 26, 2000, Solution42, acquired the minority interest in its Spanish subsidiary and receivables of $46 for $114 in cash.

A loan agreement for a total amount of $1,430 was concluded on June 15, 2000 with a related party. Borrowings under the loan agreement were made on July 12, 2000. The loan bears interest at 6% due quarterly from the date of its availability. Repayment is due on June 30, 2001.

As a result of an agreement and resolution at the stockholders' meeting of Solution42 as of August 1, 2000, the 49 % interest in connection42 previously held by a third party was contributed to Solution42 in exchange for stock. The fair value

                                  Solution42
                  NOTES TO THE COMBINED FINANCIAL STATEMENTS
                (USD; in thousands, except as otherwise stated)

of the shares issued in connection with the acquisition amounted to $1,113 based on an evaluation performed by an independent investment bank.

At the same stockholders' meeting, Solution42 issued additional share capital for cash. The contribution received of $2,775 is equal to the par value of the stock issued. After that issuance of stock, SOLUTION42 AG has 3.6 million shares of common stock with a par value of EUR 1 each issued and outstanding. All shareholders participated in the capital increase under their preemptive rights.

On October 23, 2000, the Tax Reduction Act was enacted in Germany. Beginning January 1, 2001, a corporate income tax rate of 25 % will be levied on distributed and undistributed earnings of German corporations.

16   SALE OF BUSINESS

On November 2, 2000, Portal Software, Inc., a company incorporated in
Delaware, acquired SOLUTION42 AG and its subsidiaries. Under the terms of the agreement, Portal Software will issue shareholders of SOLUTION42 AG shares in a German Portal subsidiary that may be exchanged for up to 7.5 million shares of Portal common stock, or approximately 4% of the combined company on a fully diluted basis. Of the 7.5 million shares, 681.812 shares are subject to an earn out which is contingent upon retention of SOLUTION42 AG's key employees for two years.

These financial statements do not address any implications that may result from the acquisition of SOLUTION42 AG by Portal Software, Inc.

                                SOLUTION42 AG
                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                             (USD; in thousands)

                                                                 September 30,                 December 31,
                                                                     2000                         1999
                                                             --------------------          --------------------
Assets
Current assets
  Cash and cash equivalents...............................    $          3,210              $            651
  Trade accounts receivable, net of allowance for
  doubtful accounts of $5 and $50 as of September 30, 2000
  and December 31, 1999, respectively .....................              1,977                         1,520
  Work-in-process.........................................                 208                            66
  Deferred tax assets.....................................                  30                             0
  Other current assets....................................                 935                            54
                                                             --------------------          --------------------
       Total current assets...............................               6,360                         2,291
Goodwill and other intangible assets, net.................                 962                             0
Software, net.............................................                 354                           278
Property and equipment, net...............................               2,490                         2,554
Investment in affiliate...................................                   0                            56
Deferred tax assets.......................................                 710                             0
Other assets..............................................                  51                            65
                                                             --------------------          --------------------
Total assets..............................................    $         10,927              $          5,244
                                                             ====================          ====================

Liabilities and Stockholders' Equity
Current liabilities
  Current portion of borrowings...........................    $             17              $             19
  Trade accounts payable..................................                 993                           453
  Amounts due to related parties..........................                  48                            48
  Current portion of loans from related parties...........               1,319                             0
  Current portion of lease liabilities....................                  23                            25
  Deferred tax liabilities................................                 411                             4
  Income tax liabilities..................................                 136                           254
  Deferred revenue........................................                 574                           280
  Other liabilities accrued expenses .....................               1,566                           476
                                                               --------------------          --------------------
       Total current liabilities..........................               5,087                         1,559
Noncurrent liabilites
  Borrowings, net of current portion......................               1,717                         1,973
  Loans from related parties, net of current portion......                 675                           770
  Lease liabilities, net of current portion...............                  10                            27
  Deferred tax liabilities................................                   0                            23
  Minority interest.......................................                   0                            13

  Stockholders' equity....................................               3,438                           879
                                                             --------------------          --------------------
Total liabilities and stockholders' equity................    $         10,927              $          5,244
                                                             ====================          ====================

  The accompanying notes are an integral part of the consolidated interim financial statements.

                                SOLUTION42 AG
              UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (USD; in thousands)

                                                                       Nine Months Ended September 30,
                                                             --------------------------------------------------
                                                                      2000                         1999
                                                             --------------------          --------------------
Revenues:
  Services................................................               6,071                         5,998
  License fees............................................    $          2,177              $          1,317
                                                             --------------------          --------------------
       Total revenues.....................................               8,248                         7,315
                                                             --------------------          --------------------

Cost of services..........................................              (6,171)                       (4,704)
Selling and marketing expenses............................              (1,070)                         (716)
General and administrative expenses.......................              (1,292)                         (552)
Research and development expenses.........................                (957)                         (809)
Amortization of goodwill and other intangible assets......                 (40)                            0
                                                             --------------------          --------------------
Operating (loss) income...................................              (1,282)                          534
Other income, net.........................................                  40                             1
Interest income...........................................                  26                            11
Interest expense..........................................                (130)                         (102)
                                                             --------------------          --------------------
(Loss) income before income taxes, equity in income
  of affiliate and minority interest......................              (1,346)                          444
Income taxes..............................................                 321                          (135)
Equity in income of affiliate.............................                  25                            18
Minority interest.........................................                  49                            40
                                                             --------------------          --------------------
Net (loss) income.........................................    $           (951)             $            367
                                                             ====================          ====================

  The accompanying notes are an integral part of the consolidated interim financial statements.

                                SOLUTION42 AG
               UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (USD, in thousands)

                                                                       Nine Months Ended September 30,
                                                             --------------------------------------------------
                                                                      2000                        1999
                                                             --------------------          --------------------
Net (loss) income.........................................    $           (951)             $            367
Adjustments to reconcile net (loss) income to net cash
used in/provided by operating activities:
  Depreciation and amortization...........................                 666                           354
  Loss on disposal of fixed assets........................                  10                             1
  Equity in income of affiliate...........................                 (25)                          (18)
  Deferred taxes..........................................                (377)                          (51)
  Minority interest.......................................                 (49)                          (40)
  Changes in other assets and other liabilities:
    Work-in-process.......................................                (162)                           46
    Trade accounts receivable,............................                (582)                       (1,260)
    Amounts due to or due from related parties
     -operating portion...................................                  55                           (50)
    Trade accounts payable................................                 639                           524
    Other assets and other liabilities....................                 438                           584
    Other.................................................                  27                            12
                                                             --------------------          --------------------
       Net cash (used in) provided by operating
       activities.........................................                (311)                          469
                                                             --------------------          --------------------

  Purchase of fixed assets
    Software..............................................                (240)                         (148)
    Property and equipment................................                (765)                       (1,211)
  Acquisition of interests................................                (114)                            0
  Cash held by investee acquired for stock................                 191                             0
  Proceeds from sale of fixed assets......................                   1                             3
                                                             --------------------          --------------------
       Net cash used in investing activities..............                (927)                       (1,356)
                                                             --------------------          --------------------

  Proceeds from borrowings................................                   0                         1,755
  Repayment of borrowings.................................                 (14)                         (782)
  Loans from related parties..............................               1,430                             0
  Contributions from shareholders.........................               2,824                             0
  Contributions from minority shareholders................                   0                           108
  Distributions...........................................                (202)                         (180)
  Principal payments under capital lease obligations......                 (13)                          (16)
                                                             --------------------          --------------------
       Net cash provided by financing activities..........               4,025                           885
                                                             --------------------          --------------------
  Effect of foreign currency translation on cash..........                (228)                          (66)
Change in cash and cash equivalents.......................               2,559                           (68)
Cash and cash equivalents at January 1....................                 651                           846
                                                             --------------------          --------------------
Cash and cash equivalents at September 30.................    $          3,210              $            778
                                                             ====================          ====================

  The accompanying notes are an integral part of the consolidated interim financial statements.

                                 SOLUTION42 AG
        NOTES TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                (USD; in thousands except as otherwise stated)

1   ORGANIZATION AND FORMATION

SOLUTION42 AG ("Solution42") was incorporated on July 26, 2000 when Solution42 IT-Systems & Consulting GmbH & Co. KG was transformed from a limited partnership to a corporation and changed its name to SOLUTION42 AG. In connection with the legal reorganization, Solution42 purchased all shares of its then general partner, an entity named Verwaltung Solution 42 IT-Systems & Consulting GmbH, in exchange for cash equal to the capital contributed by the shareholders to the general partner. In 1999 Solution42 had also received a contribution from its partners consisting of all interests in Estate42 GbR, a partnership that owned the real estate used by Solution42, prior to the transformation into a corporation.

2   DESCRIPTION OF BUSINESS

Solution42 develops and markets customer care & billing (CC&B) software for the European telecommunications market. CC&B software products involve software for the processing and management of customer data in the telecommunications area. Solution42 also offers consulting and other services necessary for the implementation and maintenance of such software, as well as services in the billing and customer mediation area. Customized solutions are developed on the basis of two platforms in the areas of rating, interconnect-billing, end customer-billing and customer analysis as well as service provisioning, event collection and number portability. The main feature of Solution42's products and services is the availability of integrated solutions from a single source. Customers of Solution42 include network operators and service providers.

3   BASIS OF PRESENTATION AND CONSOLIDATION

The unaudited consolidated interim financial statements of Solution42 have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

In the opinion of management, the unaudited consolidated interim financial statements included herein reflect all adjustments necessary for a fair presentation of the financial position as of September 30, 2000 and the result of operations for the nine-month period ended September 30, 2000. Such adjustments are of a normal, recurring nature.

It is suggested that these consolidated interim financial statements as of and for the nine-month period ended September 30, 2000, be read in conjunction with the consolidated financial statements for the year ended December 31, 1999. The results of operations for the nine-month period ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the year 2000.

4   OTHER CURRENT ASSETS

Other current assets include costs of $831 net of the income tax benefit of $411, incurred in connection with the planned initial public offering of Solution42 at the "Neuer Markt" of the Frankfurt Stock Exchange (see note 11).

5   ACQUISITION OF INTERESTS

As a result of an agreement and resolution at the stockholders' meeting of Solution42 as of August 1, 2000, the 49% interest in connection42 previously held by a third party was contributed to Solution42 in exchange for stock. The fair value of the 6,000 shares issued in connection with the acquisition amounted to $1,113 based on an evaluation performed by an independent investment bank. Under an agreement dated May 26, 2000, Solution42, acquired the remaining 48.78% of the share capital of its Spanish subsidiary and receivables of $46 for $114.

                                 SOLUTION42 AG
        NOTE TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                (USD; in thousands, except as otherwise stated)

6   LOANS FROM RELATED PARTIES

On July 15, 2000, a loan agreement for $1,430 was signed with a related party. The loan was paid out on July 12, 2000 and bears interest of 6% due quarterly.

7   STOCKHOLDERS' EQUITY

As a result of an agreement and resolution at the stockholders' meeting of Solution42 as of August 1, 2000, Solution42 issued additional share capital for cash. The contribution received of $2,775 is equal to the par value of the stock issued. As a result of the capital increase, Solution42 has 3.6 million shares of common stock with a par value of EUR1 each issued and outstanding. All shareholders participated in the capital increase under their pre-emptive rights.

8   INCOME TAXES

Solution42 became a taxable entity upon the change in legal form on July 26, 2000 and is subject to corporate income tax, solidarity surcharge and local trade tax on income effective January 1, 2000. The corporate income tax rate on undistributed profits for corporations was 40% in the periods presented in 2000 and 1999 which is reduced to 30% if profits are distributed. In addition, the solidarity surcharge is levied on the corporate income tax at a rate of 5.5%. Pro forma income tax expense for the nine-month period ended September 30, 1999 would have been $219 if Solution42 had been subject to corporate income tax, solidarity surcharge and local trade tax on income in 1999.

As of September 30, 2000, Solution42 recognized a deferred tax asset of $751 for tax losses incurred in the nine-month period ended September 30, 2000 (see notes 11).

On October 23, 2000, the Tax Reduction Act was enacted in Germany. Beginning January 1, 2001, a corporate income tax rate of 25 % will be levied on distributed and undistributed earnings of German corporations. The impact of the change in the tax rate had it occurred on September 30, 2000 would have been a reduction of the net deferred tax asset by $208.

9   SUPPLEMENTARY INFORMATION ON THE CONSOLIDATED INTERIM STATEMENTS OF CASH
    FLOWS

                                                  2000           1999
                                               ----------     ----------
Interest paid                                   $     94       $     41
Income taxes paid                                    260              3
Capital lease transactions                             5             73
Acquisition of interests in connection42           1,108              0


10  GEOGRAPHIC INFORMATION AND CONCENTRATION OF CREDIT RISK

Non-German revenues amounted to $1,081 and $66 in the nine-month periods ended September 30, 2000 and 1999, respectively.

Three customers generated 39.3% and 62.9% of total revenues in the nine-month periods ended September 30, 2000 and 1999, respectively. Trade accounts receivables from these customers amounted to 31.8% and 47.6% of the total trade accounts receivables as of September 30, 2000 and 1999, respectively.


11  SUBSEQUENT EVENTS

On November 2, 2000, Portal Software, Inc., a company incorporated in Delaware, acquired Solution42 and its subsidiaries. Under the terms of the agreement, Portal Software will issue shareholders of Solution shares in a German Portal subsidiary that may be exchanged for up to 7.5 million shares of Portal common stock.

Due to the acquisition resulting in the cancellation of the initial public offering, Solution42 will expense in the fourth quarter of 2000 the costs incurred in connection with the offering that had been deferred as of September 30, 2000. In addition, Solution42's ability to offset future taxable income by utilizing the tax losses incurred prior to the acquisition may have been adversely affected by the acquisition.

These financial statements do not address any further implications that may result from the acquisition of Solution42 by Portal Software, Inc.

On December 1, 2000, Portal Software, Inc. granted Solution42 a loan of $2,274. The loan bears interest of 6.75%.

(b)                 PRO FORMA FINANCIAL INFORMATION


          The acquisition of SOLUTION42 AG ("Solution42") will be accounted for as a purchase, and accordingly, the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. Under the terms of the agreement, Portal Software, Inc. ("Portal") will issue, to the shareholders of Solution42, shares in a Portal subsidiary based in Germany, that may be exchanged for up to 7.5 million shares of Portal common stock, or approximately 4% of the combined company on a fully diluted basis and includes a two-year economic earn-out. Portal anticipates that it will take a one-time charge, estimated at $9.2 million for purchased in-process research and development expenses upon closing of the acquisition in the fourth quarter of fiscal 2001. Total intangible assets, including goodwill, will be amortized over their respective useful lives of four years.

          The following pro forma financial information is set forth to give effect to the acquisition of Solution42 by Portal as if the acquisition had taken place at October 31, 2000 for purposes of the Unaudited Pro Forma Condensed Combining Balance Sheet and as of February 1, 1999 for purposes of the Unaudited Pro Forma Condensed Combining Statements of Operations. The pro forma financial information combines the balance sheets of Portal as of October 31, 2000 and of Solution42 as of September 30, 2000 and the statements of operations of Portal for the year ended January 31, 2000 and the nine months ended October 31, 2000 with the statements of operations of Solution42 for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. The Unaudited Pro Forma Condensed Combining Balance Sheet and Statements of Operations are not necessarily indicative of the financial position or operating results that would have occurred if the acquisition had actually occurred on such dates and do not purport to project the results of operations of the Company for the current year or for any future period. The adjustments in the Unaudited Pro Forma Condensed Combining Financial Information are based on available information and on certain assumptions and best estimates available to management at the time of this filing. All information contained herein should be read in conjunction with the Consolidated Financial Statements and the Notes thereto of Portal Software and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Portal's fiscal 2000 Annual Report on Form 10K, Form 10Q for the first, second and third quarters of fiscal 2001, the Financial Statements and Notes thereto of Solution42 included in this Form 8-K/A, and the Notes to the Unaudited Pro Forma Condensed Combining Balance Sheets and Statements of Operations.

                    PORTAL SOFTWARE, INC. AND SOLUTION42 AG
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                (in thousands)


                                                        Portal      SOLUTION42             PRO FORMA
                                                                                  -----------------------------
                                                       10/31/00      9/30/00      Adjustments         Combined
                                                      ---------     ----------    -----------         ---------
Assets
Current assets:
  Cash and cash equivalents.........................  $  29,981     $  3,210       $       --         $  33,191
  Accounts receivable, net..........................     69,972        1,977               --            71,949
  Short-term investments............................    171,827           --               --           171,827
  Restricted short-term investments.................        240           --               --               240
  Prepaids and other current assets.................      5,889          935               --             6,824
  Work-in-process...................................         --          208               --               208
  Deferred tax assets...............................         --           30               --                30
                                                      ---------   ----------      -----------         ---------
            Total current assets....................    277,909        6,360               --           284,269
Software, net.......................................         --          354               --               354
Property and equipment, net.........................     44,411        2,490               --            46,901
Restricted long-term investments....................      6,376           --               --             6,376
Goodwill and other purchased intangibles, net.......         --          962          254,542   (a)     246,304
                                                                                       (9,200)  (c)
Deferred tax assets.................................         --          710               --               710
Other assets........................................     12,337           51               --            12,388
                                                      ---------     ----------    -----------         ---------
Total assets........................................  $ 341,033     $ 10,927      $   245,342         $ 597,302
                                                      =========     ==========    ===========         =========


Liabilities and Equity
----------------------
Current liabilities:
  Accounts payable..................................  $   7,854     $    993      $        --         $   8,847
  Accrued compensation..............................     27,861           --               --            27,861
  Other accrued liabilities.........................     12,880        1,566           12,000   (a)      26,446
  Due to related parties............................         --           48               --                48
  Current portion of borrowings.....................         --           17               --                17
  Current portion of capital lease obligations......        898           23               --               921
  Current portion of loans from related parties.....         --        1,319               --             1,319
  Accrued income tax................................         --          136               --               136
  Deferred tax liabilities..........................         --          411               --               411
  Deferred revenue..................................     44,584          574               --            45,158
                                                      ---------   ----------      -----------         ---------
          Total current liabilities.................     94,077        5,087           12,000           111,164
Long-term portion of borrowings.....................         --        1,717               --             1,717
Long-term portion of capital lease obligations......        834           10               --               844
Long-term portion of borrowings.....................         --          675               --               675
Commitments.........................................         --           --               --                --
Equity:
  Common stock......................................        163        3,406                7   (a)         170
                                                                                       (3,406)  (b)          --
  Additional paid-in-capital........................    269,836        1,107          248,751   (a)     518,587
                                                                                       (1,107)  (b)
  Accumulated other comprehensive loss..............       (524)        (275)             275   (b)        (524)
  Notes receivable from stockholders................       (135)          --               --              (135)
  Deferred stock compensation.......................     (3,374)          --               --            (3,374)
  Accumulated deficit...............................    (19,844)        (800)          (2,778)  (b)     (31,822)
                                                                                          800   (b)
                                                                                       (9,200)  (c)
                                                      ---------   ----------      -----------         ---------
          Total  equity.............................    246,122        3,438          233,342           482,902
                                                      ---------   ----------      -----------         ---------
Total liabilities and equity........................  $ 341,033     $ 10,927      $   245,342         $ 597,302
                                                      =========     ========      ===========         =========

                            See accompanying notes.

                    PORTAL SOFTWARE, INC. AND SOLUTION42 AG
        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                   (in thousands, except per share amounts)

                                                                      Portal         Solution42
                                                                   for the year     for the year
                                                                       ended            ended                PRO FORMA
                                                                                                 --------------------------------
                                                                      1/31/00         12/31/99     Adjustments         Combined
                                                                      ---------       ---------  ---------------     ------------
Revenues:
  License fees.......................................................  $ 67,049        $   1,456     $        --         $ 68,505
  Services...........................................................    36,000            8,314              --           44,314
                                                                       --------        ---------     -----------         --------
      Total revenues.................................................   103,049            9,770              --          112,819
                                                                       --------        ---------     -----------         --------

Costs and expenses:
  Cost of license fees...............................................     2,596               --              --            2,596
  Cost of services...................................................    22,808            6,419              --           29,227
  Research and development...........................................    26,090            1,221              --           27,311
  Sales and marketing................................................    43,671              962              --           44,633
  General and administrative.........................................    15,349              793              --           16,142
  Amortization of deferred stock compensation........................     8,235               --              --            8,235
  Amortization of goodwill and purchased intangibles.................        --               --          61,336   (d)     61,336
                                                                       --------        ---------     -----------         --------
       Total costs and expenses......................................   118,749            9,395          61,336          189,480
                                                                       --------        ---------     -----------         --------
Income (loss) from operations........................................   (15,700)             375         (61,336)         (76,661)
Interest income (expense) and other income, net......................     5,886             (104)             --            5,782
One-time gain upon expiration of unexercised
 put option on common stock..........................................     3,810               --                            3,810
                                                                       --------        ---------     -----------         --------
Income (loss) before income taxes, equity in
 income of affiliate and minority interest...........................    (6,004)             271         (61,336)         (67,069)
Provision for income taxes...........................................    (1,616)            (144)             --           (1,760)
Equity in income of affiliate........................................        --               45              --               45
Minority interest....................................................        --               92              --               92
                                                                       --------        ---------     -----------         --------
Net income (loss)....................................................  $ (7,620)       $     264     $   (61,336)        $(68,692)
                                                                       ========        =========     ===========         ========
Basic net income (loss) per share....................................    $(0.06)                                           $(0.52)
                                                                       ========                                          ========
Shares used in computing basic net income (loss) per share              124,816                            7,500   (a)    132,316
                                                                       ========                      ===========         ========
Diluted net income (loss) per share                                      $(0.06)                                           $(0.52)
                                                                       ========                                          ========
Shares used in computing diluted net income
 (loss) per share                                                       124,816                            7,500   (a)    132,316
                                                                       ========                      ===========         ========

                            See accompanying notes.

                    PORTAL SOFTWARE, INC. AND SOLUTION42 AG
        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)


                                                         Portal           Solution42
                                                      for the nine       for the nine
                                                      months ended       months ended                   PRO FORMA
                                                                                             ---------------------------
                                                        10/31/00           9/30/00           Adjustments      Combined
                                                       ---------        --------------       -----------     -----------
Revenues:
  License fees....................................     $ 126,285        $        2,177       $        --     $   128,462
  Services........................................        60,909                 6,071                --          66,980
                                                       ---------        --------------       -----------     -----------
      Total revenues..............................       187,194                 8,248                --         195,442
                                                       ---------        --------------       -----------     -----------
Costs and expenses:
  Cost of license fees                                     3,219                    --                --           3,219
  Cost of services................................        38,093                 6,171                --          44,264
  Research and development........................        39,753                   957                --          40,710
  Sales and marketing.............................        72,091                 1,070                --          73,161
  General and administrative......................        22,188                 1,292                --          23,480
  Amortization of deferred stock compensation.....         3,005                    --                --           3,005
  Amortization of goodwill and intangibles........            --                    40            46,002 (d)      46,042
                                                       ---------        --------------       -----------     -----------
       Total costs and expenses                          178,349                 9,530            46,002         233,881
                                                       ---------        --------------       -----------     -----------
Income (loss) from operations.....................         8,845                (1,282)          (46,002)        (38,439)
Interest income (expense) and other income,
 net..............................................         9,627                   (64)               --           9,563
                                                       ---------        --------------       -----------     -----------
Income (loss) before income taxes, equity in
 income of affiliate and minority interest........        18,472                (1,346)          (46,002)        (28,876)
Provision for income taxes........................        (2,757)                  321                            (2,436)
Equity in income of affiliate.....................            --                    25                --              25
Minority interest.................................            --                    49                --              49
                                                       ---------        --------------       -----------     -----------
Net income (loss).................................     $  15,715        $         (951)      $   (46,002)    $   (31,238)
                                                       =========        ==============       ===========     ===========
Basic net income (loss) per share                      $    0.10                                             $     (0.19)
                                                       =========                                             ===========
Shares used in computing basic net income (loss)
 per share                                               157,090                                   7,500 (a)     164,590
                                                       =========                             ===========     ===========
Diluted net income (loss) per share                    $    0.09                                             $     (0.19)
                                                       =========                                             ===========
Shares used in computing diluted net income
 (loss) per share                                        173,442                                   7,500 (a)     164,590
                                                       =========                             ===========     ===========

                            See accompanying notes.

                      PORTAL SOFTWARE, INC AND SOLUTION42
               NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING
                   BALANCE SHEET AND STATEMENT OF OPERATIONS

The following pro forma adjustments are required to allocate the purchase price and acquisition cost to the assets acquired from SOLUTION42 AG ("Solution42") based on their fair value, as determined by Portal Software, Inc. ("Portal") and to reflect the one-time write-off of purchased research and development identified in the purchase price allocation.

(a) Reflects the estimated allocation of the purchase price, based on fair market values, to the historical balance sheet. Purchase price includes an increase in common stock for the shares issued in connection with the purchase price of Solution42 for the net assets acquired.

(b) Reflects the elimination of Solution42's equity accounts.

(c) Reflects the write-off of purchased research and development identified in the purchase price allocation. The pro forma statements of operations exclude the write-off of purchased research and development due to its non-recurring nature.

(d) Reflects the amortization of intangibles associated with the purchase of Solution42 as if the merger was completed as of February 1, 1999, the beginning of the earliest period presented. Amortization is over the estimated useful lives of the assets acquired. Actual results may differ from these estimates upon completion of the purchase price allocation in Portal's fiscal fourth quarter.

The 681,812 shares subject to a two year earn-out have not been valued in these pro forma financial statements. These shares will be recorded as additional purchase price at the time that such contingency is resolved and will be valued as of that date.

(c)            EXHIBITS


23.01 Consent of KPMG Deutsche Treuband-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Independent Accountants of SOLUTION42 AG

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                PORTAL SOFTWARE, INC.

Date:  January 12, 2001         By /s/ JACK L. ACOSTA
                                   --------------------------------------------
                                   Jack L. Acosta
                                   Vice President and Chief Financial Officer

                                 EXHIBIT INDEX


Exhibit Number       Description
--------------       -----------

23.01 Consent of KPMG Deutsche Treuband-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft,
                     Independent Accountants of SOLUTION42 AG